Exhibit 10.2

SUBLEASE AGREEMENT

I.
DEFINED TERMS

Basic Rent:	Months	Monthly Basic Rent
	1-12	$24,308.75*
	13-24	$25,281.10
	25-36	$26,253.45
	37-48	$28,198.15
	49-60	$29,170.50

* The monthly basic rent rate set forth above for months 1-12 shall apply to the period commencing on the Commencement Date and ending on December 31, 2006

Broker:	CRESA Partners (representing both Sublessor and Sublessee)

Building:	Buildings E, F and G located at 1841 Page Mill Road, Palo Alto, California

Effective Date:	August 9, 2004

Expiration Date:	December 31, 2010

Landlord:	Interval Research Corporation, a Washington corporation

Master Lease:	That certain Office Building Lease dated as of August 18, 1999 by and between Page Mill Road Properties Inc., the predecessor-in-interest to Landlord, as landlord, and Incyte Pharmaceuticals, Inc., the predecessor-in-interest to Sublessor, as tenant, as amended by that certain First Amendment to the Lease dated as of July 19, 2000 (the “First Amendment”) by and between Landlord and Incyte Genomics, Inc., the predecessor-in-interest to Sublessor

Permitted Uses:	The uses permitted in Section 1.16 of the Master Lease, and for no other uses

Premises:	Improved real property, as more particularly described in the Master Lease attached hereto as Exhibit A, consisting of approximately 59,056 rentable square feet

Commencement Date:	The earlier of (i) January 1, 2006, or (ii) the date Sublessee commences business operations in the Sublet Space

1.

Letter of Credit:	$145,852.50

Sublessee:	Connetics Corporation, a Delaware corporation

Sublessee’s Address:	Prior to January 1, 2005:

Connetics Corporation
3290 West Bayshore Road
Palo Alto, CA 94303
Attn: Christopher T. Holman,
Director of Facilities and Production Planning

On and after January 1, 2005:

Connetics Corporation
3160 Porter Drive
Palo Alto, CA 94304
Attn: Christopher T. Holman,
Director of Facilities and Production Planning

Sublessee’s Share:	32.93% with respect to the Building and 10.66% with respect to the Development

Sublessor:	Incyte Corporation, a Delaware corporation

Sublessor’s Address:	Incyte Corporation
Experimental Station
Route 141 and Henry Clay Road
Building 336
Wilmington, DE 19880
Attn: General Counsel

with a copy to:

Incyte Corporation
Experimental Station
Route 141 and Henry Clay Road
Building 336
Wilmington, DE 19880
Attn: Chief Financial Officer

Sublet Space:	That portion of the Premises, as more particularly described in the Sublet Space Floor Plan attached hereto as Exhibit B, consisting of approximately 19,447 rentable square feet located on the first and second floors of Building E

Sublease Term:	Sixty (60) months

2.

Exhibits:	Exhibit A — Master Lease
Exhibit B — Sublet Space Floor Plan
Exhibit C — List of FF&E
Exhibit D — Determination of Prevailing Market Rent

II.

     THIS SUBLEASE AGREEMENT (this “Sublease”) is entered as of the Effective Date by and between Sublessor and Sublessee. Sublessor and Sublessee are each sometimes referred to in this Sublease as a “Party” and collectively as “Parties.”

     THE PARTIES ENTER this Sublease on the basis of the following facts, understandings and intentions:

     A. Sublessor is presently the lessee of the Premises pursuant to the Master Lease by and between Landlord and Sublessor. A copy of the Master Lease, with all exhibits and addenda thereto, is attached hereto as Exhibit A.

     B. Sublessor desires to sublease the Sublet Space to Sublessee and Sublessee desires to sublease the Sublet Space from Sublessor on all of the terms, covenants and conditions hereinafter set forth.

     C. All of the terms and definitions in the Defined Terms section of this Sublease are incorporated herein by this reference. Capitalized terms used in this Sublease and not otherwise defined herein shall have the meanings given to them in the Master Lease.

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the Parties, the Parties hereto agree as follows:

     1. Sublease Term.

          a. Commencement and Expiration of Sublease Term. The Sublease Term shall commence on the Commencement Date and end on the Expiration Date. If for any reason Sublessor does not deliver possession of the Sublet Space to Sublessee on or before January 1, 2006, then this Sublease shall not terminate. Sublessor will have no liability for such failure to deliver the Sublet Space, but the Basic Rent and Additional Rent due hereunder shall not commence until the date possession of the Sublet Space is given to Sublessee. Sublessor shall sublease to Sublessee, and Sublessee shall sublease from Sublessor the Sublet Space for the Sublease Term upon all of the terms, covenants and conditions herein contained.

          b. Early Access. Prior to January 1, 2006 (but in no event earlier than July 1, 2005), Sublessee shall be permitted access to the Sublet Space for the sole purpose of performing improvements and installing Sublessee’s equipment, furniture and other personal property, at Sublessee’s sole cost and expense. In the event Sublessee desires such early access

3.

to the Sublet Space, Sublessee shall deliver written notice thereof to Sublessor no later than thirty (30) days prior to the date Sublessee desires such access to the Sublet Space. The date (which in no event shall be earlier than July 1, 2005) upon which Sublessor provides Sublessee such early access to the Sublet Space pursuant to this Section 1.b shall be referred to herein as the “Early Access Period Commencement Date.” The period from the Early Access Period Commencement Date through the earlier of (i) December 31, 2005, or (ii) the date immediately preceding the date Sublessee commences business operations in the Sublet Space shall be referred to herein as the “Early Access Period.” Under no circumstances shall or may Sublessee conduct business in the Sublet Space during the Early Access Period. All the terms and conditions of this Sublease (including without limitation, Sublessee’s indemnity, insurance and maintenance and repair obligations hereunder and Sublessee’s obligation hereunder to pay utilities and services and Sublessee’s Share of Operating Expenses for the Building, Operating Expenses for the Common Areas of the Development, and Transit Assessments for the Development) shall apply during the Early Access Period, except that Sublessee shall not be obligated to pay Basic Rent during the Early Access Period. Without limiting the generality of the foregoing, Sublessee shall be responsible for repairing, at its cost, any damage to the Building or the Development arising out of or resulting from Sublessee’s performance of any Alterations (as defined in the Master Lease) and/or installation of equipment, furniture or other personal property during the Early Access Period. Sublessee’s early access shall also be conditioned upon Sublessee’s not being in default hereunder and the Parties having received the prior written consent of Landlord to this Sublease. Any Alterations performed by Sublessee during the Early Access Period (or thereafter) shall be performed in accordance with the terms of this Sublease (including, without limitation, the need to obtain the prior written consent of Sublessor and Landlord thereto and Sublessee’s obligation to pay any construction supervisory fees charged by Landlord and/or Sublessor in connection with such Alterations). Without limiting the generality of the foregoing, the Parties agree that Sublessor may withhold its consent to any Alterations which have not been approved by Landlord. With respect to any Alterations that Sublessee proposes to make during the Early Access Period, Sublessor agrees to request that Landlord undertake Landlord’s review of such Alterations concurrent with Sublessor’s review of such Alterations; provided, however, Sublessee acknowledges that Landlord has no obligation to agree to undertake such review concurrently, and therefore Sublessor makes no representation or warranty to Sublessee that Landlord will agree to such concurrent review. Sublessor further agrees that its written approval (or disapproval, as the case may be) of any Alterations that Sublessee proposes to make during the Early Access Period shall be delivered to Sublessee within seven (7) business days after Sublessor’s receipt of Landlord’s written approval (or disapproval, as the case may be) of such Alterations. Sublessee, at its sole cost and expense and in accordance with the terms of the Master Lease, shall be responsible for removing from the Sublet Space upon the expiration or earlier termination of this Sublease any Alterations made by or for the benefit of Sublessee and designated by Landlord to be removed pursuant to the Master Lease.

          c. Confirmation of Dates. At any time during the Sublease Term, Sublessor may deliver to Sublessee a statement confirming the Early Access Period Commencement Date (if applicable) and the Commencement Date, which statement (provided it accurately reflects such dates) Sublessee shall execute and return to Sublessor within ten (10) days after Sublessee’s receipt thereof.

4.

     2. Condition of Sublet Space.

          a. Physical Condition. Sublessor shall deliver the Sublet Space with all plumbing, electrical and HVAC systems within the Sublet Space in good working order and condition as of the Early Access Period Commencement Date or the Commencement Date, whichever occurs first. As of the Effective Date, Sublessee acknowledges that Sublessee shall have conducted Sublessee’s own investigation of the Sublet Space and the physical condition thereof, including accessibility and location of utilities, and improvements, which in Sublessee’s judgment affect or influence Sublessee’s use of the Sublet Space and Sublessee’s willingness to enter this Sublease, and subject to the first sentence of this Section 2.a, shall accept the Sublet Space in “AS IS” condition and repair. Sublessee acknowledges that Sublessor has made no representations of any kind in connection with improvements or physical conditions on, or bearing on, the use of the Sublet Space. Sublessee shall rely solely on Sublessee’s own inspection and examination of such items and not on any representations of Sublessor, express or implied. Without limiting the generality of the foregoing, Sublessee acknowledges and agrees that Sublessor shall not provide any fiber access to the Sublet Space other than any fiber access that may currently exist in the Sublet Space as of the Effective Date. Subject to the first sentence of this Section 2.a, Sublessee further recognizes and agrees that neither Sublessor nor Landlord shall be required to perform any work of construction or alteration to the Sublet Space to ready the same for Sublessee’s occupancy.

          b. Further Inspection. Sublessee represents and warrants to Sublessor that, as of the Effective Date, Sublessee has examined and inspected all matters with respect to taxes, income and expense data, insurance costs, bonds, permissible uses, the Master Lease, zoning, covenants, conditions and restrictions and all other matters which in Sublessee’s judgment bear upon the value and suitability of the Sublet Space for Sublessee’s purposes. Sublessee has and will rely solely on Sublessee’s own inspection and examination of such items, and not on any representations of Sublessor, express or implied. By taking possession of the Sublet Space, Sublessee accepts the Sublet Space in its existing condition, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Development or any part thereof, and any covenants, conditions or restrictions of record, including, without limitation, the CC&Rs (as defined in Section 7.2 of the Master Lease), and accepts this Sublease subject thereto and to all matters disclosed thereby. Sublessee acknowledges that neither Sublessor nor its agent has made any representation or warranty, express or implied, as to the present or future suitability of the Development or any part thereof for the conduct of Sublessee’s business.

          c. Transfer of FF&E. Effective as of the Early Access Period Commencement Date or the Commencement Date, whichever occurs first (the “FF&E Effective Date”), Sublessor transfers to Sublessee, in consideration of the sum of One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00) to be paid by Sublessee to Sublessor upon the FF&E Effective Date and as a condition precedent to the effectiveness of such transfer, Sublessor’s right, title and interest in and to the furniture, trade fixtures and equipment located in the Sublet Space as of the Effective Date and identified on Exhibit B attached hereto and incorporated herein by this reference (collectively, the “FF&E”). SUBLESSEE HEREBY ACKNOWLEDGES AND AGREES THAT THE FF&E IS USED AND CONVEYED AND ACCEPTED “AS-IS” WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY

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KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER EXPRESS OR IMPLIED, OR WHETHER WRITTEN OR ORAL, CONCERNING ANY AND ALL DEFECTS OF A PHYSICAL NATURE, WHETHER IN MATERIAL OR WORKMANSHIP AND WHETHER OR NOT SUCH DEFECT WOULD BE VISIBLE OR APPARENT UPON SUBLESSEE’S FULL INSPECTION AND EXAMINATION OF THE FF&E. Sublessee, at its sole cost and expense, shall be responsible for repairing, maintaining and insuring (in accordance with the terms of the Master Lease) the FF&E. In addition, Sublessee, at its sole cost and expense, shall be responsible for removing the FF&E from the Sublet Space, in accordance with the terms of the Master Lease, upon the expiration or earlier termination of this Sublease. In addition, Sublessee, at its sole cost and expense, shall be responsible for any and all licensing, connection requirements and maintenance fees and contracts associated with the FF&E.

     3. Sublease Subject to Master Lease.

          a. Inclusions. It is expressly understood, acknowledged and agreed by Sublessee that all of the other terms, conditions and covenants of this Sublease shall be those stated in the Master Lease except as excluded in Section 3.c herein. Whenever the word “Premises” is used in the Master Lease, for purposes of this Sublease, the word “Sublet Space” shall be substituted. Sublessee shall be subject to, bound by and comply with all of said Articles and Sections of the Master Lease with respect to the Sublet Space and shall satisfy all applicable terms and conditions of the Master Lease for the benefit of both Sublessor and Landlord, it being understood and agreed that, for purposes of this Sublease, wherever in the Master Lease the word “Tenant” appears, the word “Sublessee” shall be substituted, and wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Sublessor” shall be substituted; wherever the words “Tenant’s Percentage Share” appears, for the purposes of this Sublease, the words “Sublessee’s Share” shall be substituted; and that upon the breach by Sublessee of any of said terms, conditions or covenants of the Master Lease incorporated into this Sublease or upon the failure of Sublessee to pay Rent or otherwise comply with any of the provisions of this Sublease, Sublessor may, but shall not be obligated to, exercise any and all rights and remedies granted to Landlord by the Master Lease. In the event of any conflict between the terms of this Sublease and the terms of the Master Lease, the terms of this Sublease shall control as between Sublessor and Sublessee. It is further understood and agreed that Sublessor has no duty or obligation to Sublessee under the aforesaid Articles and Sections of the Master Lease other than to maintain the Master Lease in full force and effect during the Sublease Term; provided, however, that Sublessor shall not be liable to Sublessee for any termination of the Master Lease prior to the Expiration Date which is not caused solely by the fault or default of Sublessor. Whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Landlord, said provisions shall be construed to require the written consent of both Landlord and Sublessor. Sublessee hereby acknowledges that it has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease and that any termination of the Master Lease shall likewise terminate this Sublease unless Landlord and Sublessee have entered into a recognition and attornment agreement whereby Landlord has agreed to accept this Sublease as a direct lease between Landlord and Sublessee.

6.

          b. Modification of Incorporated Provisions. The following provisions of the Master Lease, which have been incorporated into this Sublease pursuant to Section 3.a above, shall be modified for purposes of this Sublease as follows: (i) as used in Section 2.3 of the Master Lease, the term “Landlord” shall mean Landlord, not Sublessor; (ii) as used in the sixth sentence of Section 10 of the Master Lease, the term “Landlord” shall mean Landlord, not Sublessor; (iii) as used in the first and second sentences of Section 12.1 of the Master Lease, the term “Landlord” shall mean Landlord, not Sublessor; (iv) as used in the fourth, fifth and sixth sentences of Section 12.1 of the Master Lease, the term “Landlord” shall mean Landlord and Sublessor; (v) as used in Section 15.2 of the Master Lease, the term “Landlord” shall mean Landlord and Sublesssor; (vi) in the first and second sentences of Section 18.1.1 of the Master Lease, the words “the Building” shall be deleted and replaced with the words “the Sublet Space”; (vii) as used in Section 18.3 of the Master Lease, the term “Landlord” shall mean Landlord, not Sublessor; (viii) as used in Section 19 of the Master Lease, (A) the term “Landlord” shall mean Landlord, not Sublessor; (B) the term “Tenant” shall mean Sublessor, not Sublessee, and (C) the term “Premises” shall mean the Premises; (ix) as used in Section 20 of the Master Lease, (A) the term “Landlord” shall mean Landlord, not Sublessor, (B) the term “Tenant” shall mean Sublessor, not Sublessee, and (C) the term “Premises” shall mean the Premises; and (x) as used in Section 32 of the Master Lease, the term “Landlord” shall mean Landlord, not Sublessor. In addition, Sublessee acknowledges and agrees that by incorporating Section 9 of the Master Lease into this Sublease pursuant to Section 3.a above, Sublessee shall be obligated to pay all holdover rent payable by Sublessor to Landlord under the Master Lease in the event of any holdover by Sublessee.

          c. Exclusions. The following Sections and portions of the Master Lease shall not be incorporated into this Sublease: Sections 1.1, 1.2, 1.3, 1.4 as to the size of the rentable space, 1.6, 1.7, 1.8, 1.9, 1.10, 1.12, 1.13, 1.14, 1.15, 1.19, 1.20, 2.1, the first sentence of Section 2.2, Section 3, Sections 4.1, 4.2 and 4.3, Section 6, Section 8, the first five sentences of Section 10, Section 12.2, Section 15.1, Section 23 (other than Section 23.4, which is incorporated into this Sublease by this reference), the second, fourth and last sentences of Section 24, Section 45, Section 46, Section 49.5, Section 55, Exhibit B and Exhibit F.

          d. Time for Notice. The time limits provided for in the provisions of the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limit relating thereto contained in the Master Lease. If the Master Lease allows only five (5) days or less for Sublessor to perform any act, or to undertake to perform such act, or to correct any failure relating to the Premises or the Lease, then Sublessee shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure. Notwithstanding the foregoing, in the event Landlord provides concurrent written notice to Sublessor and Sublessee, which written notice copies both Parties, of any failure by Sublessee to perform any act, or to undertake to perform such act, or to correct any failure relating to the Premises or the Lease, then Sublessee shall be entitled to the same time limit provided for in the provisions of the Master Lease for Sublessor to perform such act, undertake to perform such act and/or correct such failure.

7.

     4. Performance by Sublessor; Status of Master Lease.

          a. Sublessor’s Performance Conditioned on Landlord’s Performance. Sublessee recognizes that Sublessor is not in a position to render any of the services or to perform any of the obligations required of Landlord by the terms of the Master Lease. Therefore, despite anything to the contrary in this Sublease, Sublessee agrees that performance by Sublessor of Sublessor’s obligations under this Sublease is conditioned on performance by Landlord of Landlord’s corresponding obligations under the Master Lease, and Sublessor will not be liable to Sublessee for any default of Landlord under the Master Lease. Sublessee will not have any claim against Sublessor based on Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublessor’s act or failure to act. Despite Landlord’s failure or refusal to comply with any of those provisions of the Master Lease, this Sublease will remain in full force and effect and Sublessee will pay the Basic Rent and additional rent and all other charges provided for in this Sublease without any abatement, deduction or setoff, except and then only to the extent Sublessor is entitled to and receives any abatement, deduction or setoff under the express terms of the Master Lease. Except as expressly provided in this Sublease, Sublessee agrees to be subject to, and bound by, all of the covenants, agreements, terms, provisions, and conditions of the Master Lease applicable to the Sublet Space, as though Sublessee was the Tenant under the Master Lease with respect to the Sublet Space.

          b. Obtaining Landlord’s Consent. Whenever the consent of Landlord is required under the Master Lease, or whenever Landlord fails to perform its obligations under the Master Lease, Sublessor agrees to use Sublessor’s reasonable, good faith efforts to obtain, upon Sublessee’s written request and at Sublessee’s sole cost and expense, such consent or performance on behalf of Sublessee.

     5. Rent.

          a. Basic Rent. Sublessee shall pay to Sublessor the Basic Rent in advance on the first day of each month of the Sublease Term, commencing on the Commencement Date (with the Parties acknowledging that, provided the terms and conditions of Section 15 below have been satisfied, Basic Rent for the original Sublet Space for the months of January 2006, February 2006 and March 2006 during the Sublease Term and for the months of April 2010, May 2010, June 2010, July 2010, August 2010, September 2010, October 2010, November 2010 and December 2010 during the Sublease Term shall be paid pursuant to such Section 15 ). In the event the first day of the Sublease Term shall not be the first day of a calendar month or the last day of the Sublease Term is not the last day of the calendar month, the Basic Rent shall be appropriately prorated based on a thirty (30) day month. In addition, in the event the Commencement Date occurs prior to January 1, 2006 (as a result of Sublessee’s early access to the Sublet Space pursuant to Section 1.b above and Sublessee’s commencement of business operations in the Sublet Space prior to January 1, 2006), Basic Rent for the first full or fractional calendar month of the Sublease Term shall be paid by Sublessee to Sublessor on the first day of the calendar month immediately following the Commencement Date. By way of illustration of the foregoing, if the Commencement Date is October 15, 2005, Basic Rent, prorated in accordance with this Section 5.a, for the period from October 15, 2005 through October 31, 2005 would be paid by Sublessee to Sublessor on November 1, 2005, concurrent

8.

with Sublessee’s payment to Sublessor of Basic Rent for the month of November 2005. All installments of Basic Rent shall be delivered to Sublessor’s Address, or at such other place as may be designated in writing from time to time by Sublessor, in lawful money of the United States and without deduction or offset for any cause whatsoever.

          b. Additional Rental. Commencing on the Early Access Period Commencement Date or the Commencement Date, whichever occurs first, Sublessee shall be responsible for all costs and expenses of every kind and nature relating to the Sublet Space which may be imposed, at any time, on Sublessor pursuant to the Master Lease (except for Basic Rent, as defined in the Master Lease) including, but not limited to, Sublessee’s Share of all Operating Expenses (including Real Property Taxes) for the Building and the Common Areas of the Development, Transit Assessments, and all costs and expenses relating to Landlord’s ownership and operation of the Building and the Development, and other additional rent (collectively, “Additional Rent”). As hereinafter used, “Rent” shall include Basic Rent, all Additional Rent to be paid by Sublessee pursuant to this Section 5.b, and all other amounts payable by Sublessee under this Sublease.

          c. Utilities and Services. Commencing on the Early Access Period Commencement Date or the Commencement Date, whichever occurs first, Sublessee shall be responsible for any and all water, gas, heat, light, power, sewer, electricity and other utilities or services supplied to the Sublet Space, in addition to Sublessee’s Share of utilities for the Common Areas payable under Section 5.b above. Sublessee shall contract directly with all utilities providers to receive invoices directly (in Sublessee’s name) from such utilities providers for utilities consumed in the Sublet Space. To the extent such utilities or services are not separately metered, Sublessee shall pay the cost attributable to the Sublet Space, as determined by Sublessor, in Sublessor’s reasonable discretion, within thirty (30) days after Sublessor’s delivery of an invoice therefor. In addition, commencing on the Early Access Period Commencement Date or the Commencement Date, whichever occurs first, Sublessee, at its sole cost and expense, shall be responsible for providing all janitorial and trash collection services for the Sublet Space.

     6. Letter of Credit.

          a. Form of Letter of Credit. Upon execution of this Sublease, and as a condition precedent to the effectiveness of this Sublease, Sublessee shall deliver to Sublessor an irrevocable stand-by letter of credit in the amount of One Hundred Forty Five Thousand Eight Hundred Fifty Two and 50/100 Dollars ($145,852.50) (the “Letter of Credit”) as credit enhancement for Sublessee’s faithful performance of all terms, covenants and conditions of this Sublease and not as a security deposit, as more particularly described in this Section 6. The Letter of Credit shall be in form and substance and issued by a bank that is reasonably satisfactory to Sublessor. Sublessor hereby confirms that Silicon Valley Bank is acceptable as the initial issuer of the Letter of Credit. The Letter of Credit shall: (i) name Sublessor as beneficiary, (ii) be effective upon the Early Access Period Commencement Date or the Commencement Date, whichever occurs first, (iii) allow Sublessor to make partial and multiple draws thereunder up to the face amount for the purposes permitted under this Section 6, (iv) require the issuing bank to pay to Sublessor the amount of a draw upon receipt by such bank of a sight draft signed by Sublessor and presented to the issuing bank, accompanied by

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Sublessor’s statement that said draw is being made in accordance with the terms of this Section 6, and (v) provide that Sublessor can freely transfer the Letter of Credit upon an assignment or other transfer of its interest in this Sublease to the assignee or transferee without having to obtain the consent of Sublessee or the issuing bank. Sublessee shall be responsible for all fees associated with issuance of the Letter of Credit. Sublessor shall be entitled to draw upon the Letter of Credit in accordance with this Section 6, or at any time within thirty (30) days prior to the expiration date of the Letter of Credit unless Sublessee shall have delivered to Sublessor a replacement Letter of Credit meeting the requirements of this Section 6 and with an expiration date not less than twelve (12) months after the date of delivery. The Letter of Credit (or a replacement thereof satisfactory to Sublessor) shall remain in effect until the Expiration Date (i.e., December 31, 2010).

          b. Draws Under Letter of Credit. Sublessor shall have the right (but shall not be obligated to) draw under the Letter of Credit to remedy any default by Sublessee in the performance of its obligations under this Sublease, and/or to compensate Sublessor for any losses, costs, liabilities or damages incurred by Sublessor as a result of Sublessee’s failure to perform its obligations under this Sublease (collectively, “Losses”). In the event Sublessor draws under the Letter of Credit pursuant to this subsection (b), Sublessor shall use or apply the proceeds of such draw to remedy Sublessee’s default and to compensate Sublessor for Losses. If, despite the intent of the Parties that the Letter of Credit not be considered a security deposit, a court of competent jurisdiction determines that the Letter of Credit is in fact a security deposit, then Sublessee hereby waives to the extent inconsistent with the foregoing any restriction on the uses to which the proceeds of a draw under the Letter of Credit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute, if applicable. If Sublessor uses or applies the proceeds of a draw under the Letter of Credit pursuant to this Section 6, Sublessee shall, within ten (10) business days after demand therefor, deposit cash or other collateral with the issuing bank and as required by the issuing bank in an amount sufficient to restore the Letter of Credit to the amount thereof in effect immediately prior to such draw, and Sublessee’s failure to do so shall, at Sublessor’s option, be a non-curable default under this Sublease. If Sublessee has performed all of its obligations under this Sublease, the Letter of Credit, or so much thereof as has not theretofore been applied by Sublessor in accordance with this Section 6, shall be returned, without payment of interest or other increment for their use, to Sublessee upon the Expiration Date (i.e., December 31, 2010). No trust relationship is created herein between Sublessor and Sublessee with respect to the Letter of Credit.

     7. Use. The Sublet Space is to be used for the Permitted Uses, and for no other purpose or business without the prior written consent of Sublessor and Landlord. In no event shall the Sublet Space be used for a purpose or use prohibited by the Master Lease.

     8. Indemnity

          a. Sublessee Indemnity. In addition to, and without limitation of, Sublessee’s indemnity obligations under this Sublease incorporated by reference from the Master Lease pursuant to Section 3.a above, Sublessee agrees to indemnify, protect, defend, with attorneys approved by Sublessor in its reasonable discretion, and save and hold harmless Sublessor and its trustees, directors, officers, agents and employees, harmless from and against any and all losses, costs, liabilities, claims, damages and expenses, including, without limitation,

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reasonable attorneys’ fees and costs, and reasonable investigation costs, that may at the time be asserted against Sublessor by (a) Landlord for failure of Sublessee to perform any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease that Sublessee is obligated to perform under the provisions of this Sublease, or (b) any person or entity as a result of Sublessee’s failure to surrender possession of the Sublet Space in accordance with the terms of this Sublease.

          b. Sublessor Indemnity. Sublessor agrees to indemnify, defend, and hold Sublessee and Sublessee’s officers, directors and employees harmless from and against any investigation and remediation costs to the extent arising from or arising out of the release, treatment, storage, use or disposal of Hazardous Materials in the Building or the Development by Sublessor in violation of Environmental Regulations. Sublessor’s indemnification obligations hereunder shall extend only to actual, out-of-pocket remediation costs (including reasonable attorneys’ fees and investigation, oversight and response costs) but shall not include consequential damages or incidental damages such as lost profits or any loss of rental value of the Sublet Space suffered or allegedly suffered by Sublessee or any of Sublessee’s agents, employees, officers, directors, trustees, contractors, subcontractors, subtenants, assignees, licensees or invitees or anyone claiming under Sublessee.

          c. Survival. The provisions of this Section 8 will survive the expiration or earlier termination of this Sublease.

     9. Right to Cure Sublessee’s Defaults. If Sublessee shall at any time fail to make any payment or perform any other obligation of Sublessee under this Sublease, then Sublessor shall have the right, but not the obligation, after the lesser of (i) five (5) days’ notice to Sublessee, or (ii) the time within which Landlord may act on Sublessor’s behalf under the Master Lease, or (iii) without notice to Sublessee in the case of any emergency, and without waiving or releasing Sublessee from any obligations of Sublessee under this Sublease, to make such payment or perform such obligation of Sublessee in such manner and to such extent as Sublessor shall reasonably deem necessary. In exercising any such right, Sublessor shall have the right to pay any reasonable incidental costs and expenses, employ attorneys and other professionals, and incur and pay reasonable attorneys’ fees and other costs reasonably required in connection with such failure to perform, and Sublessee shall pay to Sublessor, upon demand, all such reasonable costs, fees and/or expenses paid or incurred by Sublessor, together with interest thereon at the Effective Rate set forth in the Master Lease.

     10. Damage and Destruction. The following provisions shall apply with respect to any damage or destruction of the Sublet Space:

          a. Termination of Master Lease. If the Sublet Space is damaged or destroyed and Landlord or Sublessor exercises any option either may have to terminate the Master Lease, this Sublease shall automatically terminate as of the date of the termination of the Master Lease, unless Landlord and Sublessee have theretofore entered into a recognition and attornment agreement whereby Landlord has agreed to accept this Sublease as a direct lease between Landlord and Sublessee. Sublessee shall have no independent right to terminate this Sublease upon damage or destruction.

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          b. Continuation of Sublease. If the Master Lease is not terminated following any damage or destruction as provided in Section 10.a above, this Sublease shall remain in full force and effect.

          c. Proceeds; Rent Abatement. Despite anything contained in the Master Lease to the contrary, as between Sublessor and Sublessee only, in the event of damage to or Condemnation of the Sublet Space, all insurance proceeds or Condemnation awards received by Sublessor under the Master Lease shall be deemed to be the property of Sublessor, and Sublessor shall have no obligation to rebuild or restore the Sublet Space. In the event of any casualty or Condemnation affecting the Sublet Space which results in an abatement of rent under the Master Lease, Basic Rent shall be abated under this Sublease only as to the affected portion of the Sublet Space, and then only to the extent that rent is abated under the Master Lease.

     11. Eminent Domain. The following provisions shall apply with respect to any condemnation of the Sublet Space:

          a. Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation, for any public or a quasi-public use or purpose (“Condemned” or “Condemnation”), this Sublease shall terminate as of the date of title vesting in such proceeding, and Basic Rent shall be adjusted to the date of termination.

          b. Partial Condemnation. If any portion of the Premises is Condemned, and Sublessor exercises any option to terminate the Master Lease, this Sublease shall automatically terminate as of the date of the termination of the Master Lease, unless Landlord and Sublessee have theretofore entered into a recognition and attornment agreement whereby Landlord has agreed to accept this Sublease as a direct lease between Landlord and Sublessee. If the Master Lease is not terminated following any such Condemnation, this Sublease shall remain in full force and effect. Sublessee shall have no independent right to terminate this Sublease upon any Condemnation. Sublessee hereby waives the provisions of California Code of Civil Procedure Section 1265.130 permitting a court of law to terminate this Sublease.

          c. Sublessee’s Award. Subject to the provisions of the Master Lease, Sublessee shall have the right to recover from the condemning authority, but not from Sublessor, such compensation as may be separately awarded to Sublessee in connection with costs and removing Sublessee’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location.

     12. Assignment and Subletting. The following provisions shall apply with respect to any assignment and/or subletting of the Sublet Space by Sublessee:

          a. Consent Required. Sublessee shall not directly or indirectly (including, without limitation, by merger, consolidation, reorganization, acquisition or other transfer of any interest in Sublessee or by transfer to any parent, subsidiary or affiliate of Sublessee), voluntarily or by operation of law, sell, assign, encumber, mortgage, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to this

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Sublease or the Sublet Space (collectively, “Assignment”), or permit all or any portion of the Sublet Space to be occupied by anyone other than itself or sublet all or any portion of the Sublet Space (including, without limitation, any sublease to, or occupancy by, any parent, subsidiary or affiliate of Sublessee) (collectively, “Sublease”), without obtaining Sublessor’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed. In determining whether or not to consent to a proposed Assignment or Sublease, Sublessor may consider the following factors, among others, all of which are deemed reasonable: (i) whether the proposed assignee or subtenant has sufficient financial capability to perform its obligations under this Sublease; (ii) whether the proposed use of the Sublet Space by the proposed assignee or subtenant is consistent with the Permitted Uses set forth in the Defined Terms section of this Sublease; and (iii) whether Landlord has consented in writing to the proposed Assignment or Sublease (it being understood that a condition to Sublessor’s consent to any Assignment or Sublease is Landlord’s written consent to the same). Any Assignment or Sublease that is not in compliance with this Section 12 shall be null and void and, at the option of Sublessor, shall constitute a noncurable default by Sublessee under this Sublease, and Sublessor shall be entitled to pursue any right or remedy available to Sublessor under this Sublease or under the laws of the State of California. No Assignment or Sublease shall release or relieve Sublessee of its obligations under this Sublease. The acceptance of Rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision of this Sublease or to be a consent to any Assignment or Sublease. Consent to one (1) Assignment or Sublease shall not be deemed to constitute consent to any subsequent attempted Assignment or Sublease.

          b. Assignment Documentation. With respect to any Assignment, any assignee approved by Sublessor pursuant to this Section 12 shall, from and after the effective date of the Assignment, assume all obligations of Sublessee under this Sublease and shall be and remain liable jointly and severally with Sublessee for the payment of Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Sublessee’s part to be performed. No Assignment shall be binding on Sublessor unless Sublessee shall deliver to Sublessor a counterpart of the Assignment and an instrument that contains a covenant of assumption by such assignee satisfactory in form and substance to Sublessor, and consistent with the requirements of this Section 12.b. Any failure or refusal of such assignee to execute such instrument of assumption shall constitute a default under this Sublease but shall not release or discharge such assignee from its liability as set forth above.

          c. Transfer Consideration. If Sublessor consents to an Assignment or Sublease, as a condition thereto which the Parties hereby agree is reasonable, Sublessee shall pay to Sublessor fifty percent (50%) of any rent, additional rent or other consideration payable by the assignee or subtenant in connection with the Assignment or Sublease in excess of the Basic Rent and Additional Rent payable by Sublessee under this Sublease on a per rentable square foot basis if less than all of the Sublet Space is transferred, in either case without any deduction therefrom.

          d. Recapture Right. The recapture right set forth in Section 23.4 of the Master Lease has been incorporated by reference into this Sublease pursuant to Section 3 above and may be exercised by Sublessor with respect to any Assignment or Sublease (as defined in Section 12.a above) satisfying the requirements of such Section 23.4.

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     13. Insurance. All insurance policies required to be carried by Sublessee pursuant to the Master Lease shall contain a provision whereby Sublessor and Landlord are each named as additional insureds under such policies.

     14. Maintenance and Repair.

          a. Obligations. Sublessee shall, at its sole cost and expense, maintain the Sublet Space in good order, condition and repair during the Sublease Term, ordinary wear and tear excepted, including light bulbs and equipment within the Sublet Space, fixtures, interior walls and interior surfaces of exterior walls and Alterations made by or for the benefit of Sublessee. All such work shall be done with contractors previously approved in writing by Sublessor. Sublessee shall inform Sublessor in writing of any material repair or maintenance projects prior to their commencement. Sublessor shall maintain the plumbing systems, electrical and lighting fixtures, HVAC systems, ceilings, windows, doors, plate glass and skylights located within the Building in good condition and repair, ordinary wear and tear excepted, and Sublessee’s pro rata share (as reasonably determined by Sublessor) of the costs thereof shall be due and payable as additional rent to Sublessor within thirty (30) days after Sublessor’s demand therefor. Notwithstanding the foregoing, Sublessee acknowledges that Landlord has the right, pursuant to Section 12.2 of the Master Lease, to take over the maintenance and repair of any HVAC, plumbing, electrical or other systems or equipment within the Premises and to include the cost of such work as Operating Expenses of the Building.

          b. Failure to Perform. If Sublessee fails to perform Sublessee’s obligations under this Section 14, Sublessor may, in addition to any other rights and remedies available under this Sublease, at law or in equity, enter upon the Sublet Space after five (5) days’ notice to Sublessee (except in the case of emergency, in which case no notice shall be required), perform such obligations on Sublessee’s behalf and put the Sublet Space in good order, condition and repair, and the cost thereof, together with interest thereon at the Effective Rate, shall be due and payable as additional rent to Sublessor upon demand by Sublessor. Sublessor’s performance of Sublessee’s obligations under this Section 14.b shall not be deemed a waiver or cure of such default by Sublessee.

          c. Repairs Upon Surrender. Upon the expiration or earlier termination of the Sublease Term, Sublessee, at its sole cost and expense, shall surrender the Sublet Space to Sublessor in the condition described in, and in accordance with the terms of, Section 29 of the Master Lease. Any damage or deterioration of the Sublet Space shall not be deemed ordinary wear and tear if the same could have been prevented by reasonable maintenance practices. Sublessee shall repair any damage to the Sublet Space occasioned by the installation or removal of Sublessee’s Alterations, trade fixtures, furnishings and/or equipment.

     15. Payment Upon Execution. Upon execution of this Sublease, and as a condition precedent to the effectiveness of this Sublease, Sublessee shall pay to Sublessor cash in the amount of Three Hundred Thirty Five Thousand Four Hundred Sixty and 75/100 Dollars ($335,460.75) (the “Payment”). The Payment shall be non-refundable to Sublessee, except and then only to the extent as expressly set forth in the last sentence of this Section 15 and in Section 19.c below. Sublessor may use and commingle the Payment with other funds of Sublessor. Provided that, as of the first day of the month of the Sublease Term for which the applicable

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credit to Basic Rent contemplated in this sentence is to be made, this Sublease is in full force and effect and Sublessee is not in default of any of its obligations under this Sublease, Sublessor shall credit the Payment to Basic Rent payable by Sublessee under this Sublease for the original Sublet Space as follows (i) an amount equal to Twenty Four Thousand Three Hundred Eight and 75/100 Dollars ($24,308.75) shall be credited to Basic Rent for the original Sublet Space for each of the following months: January 2006, February 2006 and March 2006; and (ii) an amount equal to Twenty Nine Thousand One Hundred Seventy and 50/100 Dollars ($29,170.50) shall be credited to Basic Rent for the original Sublet Space for each of the following months: April 2010, May 2010, June 2010, July 2010, August 2010, September 2010, October 2010, November 2010 and December 2010. In the event of any termination of this Sublease caused solely by the fault or default of Sublessor (including any termination of this Sublease due to a termination of the Master Lease caused solely by the fault or default of Sublessor), Sublessee shall be entitled to the return (without payment of any interest thereon) of any portion of the Payment which was to have been credited by Sublessor pursuant to this Section 15 to Basic Rent payable by Sublessee under this Sublease for the original Sublet Space becoming due after the effective date of such termination of this Sublease.

     16. Right of First Offer. Subject to, and in accordance with, the provisions of this Section 16, effective as of the Commencement Date and continuing thereafter throughout the Sublease Term, Sublessee shall have a right of first offer (the “Right of First Offer”) to sublease any portion of the Premises, other than the Expansion Space, which is separately addressed in Section 17 below and shall be subleased by Sublessee, if at all, pursuant to Section 17 below (the “First Offer Space”) when the First Offer Space becomes “available for sublease” during the Sublease Term. Space shall not be deemed “available for sublease” if (i) the subtenant under an expiring sublease of such space renews or extends its sublease pursuant to a right or option in effect as of the Commencement Date, or (ii) Landlord exercises any recapture right under the Master Lease with respect to such space or otherwise subleases or takes such space back from Sublessor. Upon First Offer Space becoming available for sublease, Sublessor shall deliver to Sublessee a written notice setting forth the terms and conditions upon which Sublessor would be willing to sublease the First Offer Space to Sublessee (the “Notice”), which terms and conditions shall be based on Sublessor’s reasonable determination of the fair market rental value of the First Offer Space, whereupon Sublessee shall have ten (10) business days in which to elect by delivery of written notice to Sublessor whether to sublease the First Offer Space on all of the terms and conditions of the Notice. If Sublessee does not exercise its Right of First Offer with regard to the Notice within the ten (10) business day period, Sublessor may sublease the First Offer Space to any party upon any terms and conditions Sublessor elects, and the Right of First Offer shall terminate and have no further force or effect during the Sublease Term with respect to the particular First Offer Space that was the subject of the Notice. In other words, if Sublessee does not timely exercise its Right of First Offer with respect to a particular First Offer Space, Sublessee shall thereafter have no further rights under this Section 16 with respect to that particular First Offer Space, and Sublessor shall have no obligation to offer that particular First Offer Space to Sublessee again. If Sublessee timely exercises its Right of First Offer with regard to the Notice, the Parties shall promptly enter into an amendment to this Sublease confirming Sublessee’s sublease of the First Offer Space on the terms set forth in the Notice and for a term coterminous with the original Sublet Space (including appropriate revisions to Basic Rent, description of the Sublet Space, Sublessee’s Share and the number of parking spaces available to Sublessee pursuant to this Sublease), which amendment shall be

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subject to the consent of Landlord. The Right of First Offer is personal to Sublessee and shall be inapplicable and null and void if, on the date of exercise of the Right of First Offer or on the date immediately preceding the date the sublease term for the First Offer Space is to commence (i) Sublessee has assigned its interest under this Sublease, or (ii) Sublessee is not in occupancy of the entire original Sublet Space and the entirety of any First Offer Space and Expansion Space, as defined in Section 17 below, previously subleased by Sublessee pursuant to this Sublease (or, if possession of any such previously-subleased First Offer Space and/or Expansion Space has not yet been delivered to Sublessee, Sublessee does not intend to occupy the entirety of such space once possession is delivered, but instead intends to assign its interest under this Sublease with respect to such space or sublease such space in whole or in part). Additionally, the Right of First Offer shall be inapplicable and null and void if Sublessee is in default under this Sublease on the date of Sublessee’s exercise of the Right of First Offer or on the date immediately preceding the date the sublease term for the First Offer Space is to commence.

     17. Option to Expand. As of the Effective Date, Sublessor subleases that certain portion of the Premises consisting of approximately nineteen thousand (19,000) rentable square feet located on the first floor of Buildings F and G (the “Expansion Space”) to Mailfrontier, Inc. (“Mailfrontier”). The term of Mailfrontier’s sublease (the “Mailfrontier Sublease”) expires on November 30, 2006, and Mailfrontier has two (2) options to extend the term of the Mailfrontier Sublease, each for a period of one (1) year. Subject to, and in accordance with, the provisions of this Section 17, upon the expiration of the initial term of the Mailfrontier Sublease, provided Mailfrontier has not exercised its option to extend the initial term of the Mailfrontier Sublease, or, upon the expiration of the extended term of the Mailfrontier Sublease, in the event Mailfrontier has exercised one (1) or both of its one (1)-year options to extend the term of the Mailfrontier Sublease, Sublessee shall have the option (the “Expansion Option”) to expand into the Expansion Space. Sublessee shall exercise the Expansion Option by delivering a notice (the “Expansion Space Notice”) to Sublessor within ten (10) business days after Sublessee’s receipt of written notice from Sublessor confirming the expiration date of the term of the Mailfrontier Sublease (based on Mailfrontier’s exercise, or failure to exercise, its extension options under the Mailfrontier Sublease). If Sublessee does not timely deliver the Expansion Space Notice, Sublessor may sublease the Expansion Space to any party upon any terms and conditions Sublessor elects, and the Expansion Option shall terminate and have no further force or effect. If Sublessee timely delivers the Expansion Space Notice, the Expansion Space shall be subleased by Sublessee upon the same terms and conditions applicable to the original Sublet Space and for a term coterminous with the original Sublet Space, except that the Basic Rent for the Expansion Space shall be equal to the then-Prevailing Market Rent for the Expansion Space, as determined pursuant to Exhibit D, attached hereto. Promptly after the determination of the Prevailing Market Rent for the Expansion Space, the Parties shall enter into an amendment to this Sublease confirming Sublessee’s sublease of the Expansion Space (including appropriate revisions to Basic Rent, description of the Sublet Space, Sublessee’s Share and the number of parking spaces available to Sublessee pursuant to this Sublease), which amendment shall be subject to the consent of Landlord. The Expansion Option is personal to Sublessee and shall be inapplicable and null and void if, on the date of the Expansion Space Notice or on the date immediately preceding the date the sublease term for the Expansion Space is to commence, (i) Sublessee has assigned its interest under this Sublease, or (ii) Sublessee is not in occupancy of the entire original Sublet Space and the entirety of any First Offer Space, as defined in Section 16 above, previously subleased by Sublessee pursuant to this Sublease (or, if

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possession of any such previously-subleased First Offer Space has not yet been delivered to Sublessee, Sublessee does not intend to occupy the entirety of such First Offer Space once possession is delivered, but instead intends to assign its interest under this Sublease with respect to such First Offer Space or sublease such First Offer Space in whole or in part). Additionally, the Expansion Option shall be inapplicable and null and void if Sublessee is in default under this Sublease on the date of the Expansion Space Notice or on the date immediately preceding the date the sublease term for the Expansion Space is to commence.

     18. Brokerage Commission. Sublessor shall pay a brokerage commission to the Broker for Sublessee’s subletting of the Sublet Space as provided for in a separate agreement between Sublessor and the Broker. Sublessee warrants for the benefit of Sublessor that its sole contact with Sublessor or the Sublet Space in connection with this transaction has been directly with Sublessor and the Broker. Sublessee further warrants for the benefit of Sublessor that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Sublessee with respect to the other party or the Sublet Space. Sublessee shall indemnify, defend by counsel acceptable to Sublessor and hold Sublessor harmless from and against any loss, cost or expense, including, but not limited to, attorneys’ fees and court costs, resulting from any claim for a fee or commission by any broker or finder, other than any claims by the Broker, in connection with the Sublet Space and this Sublease.

     19. Miscellaneous.

          a. Entire Agreement. This Sublease contains all of the covenants, conditions and agreements between the Parties concerning the Sublet Space, and shall supersede all prior correspondence, agreements and understandings concerning the Sublet Space, both oral and written. No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublessor and Sublessee.

          b. Captions. All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

          c. Landlord’s Consent. This Sublease is conditioned upon Landlord’s written approval of this Sublease within thirty (30) days after the Effective Date. If Landlord refuses to consent to this Sublease, or if the thirty (30) day consent period expires, this Sublease shall terminate and neither Party shall have any continuing obligation to the other with respect to the Sublet Space; provided Sublessor shall return the Letter of Credit and the Payment (without payment of any interest thereon), if previously delivered to Sublessor, to Sublessee.

          d. Authority. Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the Party on whose behalf he or she is signing.

          e. Notices. All notices, demands, consents and approvals which may or are required to be given by either Party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the Party to be notified at the address for such Party as

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specified in the Defined Terms section of this Sublease or to such other place as the Party to be notified may from time to time designate by at least ten (10) days’ notice to the notifying Party. Notices shall be deemed served upon receipt or refusal to accept delivery. Sublessee appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Sublet Space at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Sublet Space.

          f. Parking. During the Term of this Sublease, Sublessee may use fifty nine (59) of the parking spaces available for the Development (subject to adjustment pursuant to the terms of Section 2.2 of the Master Lease), on an unreserved, non-exclusive, and unassigned basis, without additional charge to Sublessee. Sublessee shall use such parking spaces pursuant to all of the terms and conditions of the Master Lease with respect thereto. In the event any First Offer Space or the Expansion Space is added to this Sublease pursuant to Section 16 or Section 17 above, respectively, Sublessee shall have the right to use, in addition to and on the same terms and conditions of this Section 19.f applicable to, the original fifty nine (59) parking spaces, three (3) parking spaces available for the Development for each one thousand (1,000) rentable square feet of the First Offer Space or Expansion Space, as applicable.

          g. Common Areas. Sublessor has the right, in its sole discretion, from time to time, to: (i) make changes to the common areas located in the Building, including, without limitation, changes in the location, size, shape and number of entrances, corridors and walkways; (ii) close such common areas temporarily for maintenance purposes so long as reasonable access to the Sublet Space remains available; (iii) use such common areas while engaged in making additional improvements, repairs or alterations to the Building or any portion thereof; and (iv) do and perform any other acts or make any other changes in, to or with respect to such common areas and other parts of the Building as Sublessor shall deem appropriate, including but not limited to, allowing the first floor lobby area to be used by subtenants of the Building. The exercise of Sublessor’s rights pursuant to this subsection shall be subject to the condition that such exercise does not materially interfere with Sublessee’s use of the Sublet Space.

          h. Signage. Sublessor shall, at Sublessor’s sole cost and expense, install standard lobby directory signage in the Building designating the Sublet Space as Sublessee’s space. In addition, Sublessee, at Sublessee’s sole cost and expense, shall have the right to install identification signage upon the entry to the Sublet Space, provided such signage shall be installed in accordance with, and shall otherwise subject to the terms of, the Master Lease, and shall require the prior written consent of both Landlord and Sublessor as to the materials and content of such sign (and as to any subsequent changes to such sign). Sublessee, at Sublessee’s sole expense, shall: (i) maintain such sign during the Sublease Term, and (ii) remove such sign upon the expiration or earlier termination of this Sublease and return the area on which the sign is located to the condition in which it existed prior to the installation of such sign.

          i. First Amendment. Pursuant to that certain Sublease dated as of May 6, 2004 between Sublessor, as sublandlord, and Sublessee, as subtenant, with respect to the

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premises located at 3160 Porter Drive in Palo Alto, California, effective as of July 1, 2004, Sublessee has agreed to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed by Sublessor under the First Amendment arising from and after July 1, 2004, and Sublessee hereby reaffirms its agreement to so perform and observe such obligations, covenants, terms and conditions. The First Amendment relates to the walkway that connects the Building to the building located at 3160 Porter Drive.

[Remainder of this page is left intentionally blank]

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     IN WITNESS WHEREOF, the Parties hereto have executed one (1) or more copies of this Sublease, effective as of the Effective Date.

“Sublessor” INCYTE CORPORATION, a Delaware corporation
By:	/s/ David C. Hastings

Its:	EVP, CFO

By:

Its:

“Sublessee” CONNETICS CORPORATION, a Delaware corporation
By:	/s/ John L. Higgins

Its:	CFO

By:

Its:

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